Exhibit 99.1

KBW, Inc. Announces Special Cash Dividend of $1.00 per Share of Common Stock

New York, NY – December 7, 2010 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced that its Board of Directors has declared a special dividend of $1.00 per share of its outstanding common stock, payable on December 27, 2010 to shareholders of record as of the close of business on December 17, 2010.  The special dividend, payable in cash, is expected to equal approximately $36 million in the aggregate.

“KBW’s goal remains to add value for shareholders by building our global franchise and deploying capital to support our core businesses” said John Duffy, Chairman and CEO of KBW.  “Historically we have maintained a strong balance sheet with limited leverage and have had no long-term debt.  This summer, the Board initiated a regular quarterly dividend and authorized a share repurchase plan to return a portion of our earnings and accumulated cash to shareholders.  We are delighted to be able to continue to share our earnings and accumulated cash with shareholders through the payment of this special dividend.  Through the special dividend, regular quarterly dividends and share repurchases, KBW will have returned approximately $45 million in cash to shareholders during 2010.   Following this special dividend, we will continue to have ample resources to build our core business and pursue growth opportunities.”

About KBW

KBW, Inc. through its subsidiaries Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited, Keefe, Bruyette & Woods Asia Limited and KBW Asset Management, Inc. is a full service investment bank specializing in the financial services industry.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our most recently filed annual report on Form 10-K  and our subsequently filed quarterly reports on Form 10-Q, which are available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.